UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 29, 2012 (March 23, 2012)

Tredegar Corporation
(Exact name of Registrant as specified in charter)

Virginia	1-10258	54-1497771
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1100 Boulders Parkway, Richmond, Virginia	23225
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(804) 330-1000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consulting Agreement

On March 28, 2012, Tredegar Corporation (the “Company”) entered into a consulting agreement with MOMO Partners LLC, a Virginia limited liability company, a company owned by Monica Moretti (the “Consulting Agreement”).  Under the terms of the Consulting Agreement, Ms. Moretti will perform consulting services for the Company and Tredegar Film Products Corporation and its subsidiaries that are mutually agreed to by the parties commencing on May 1, 2012 and continuing until April 30, 2013.  The Consulting Agreement will automatically renew for additional 12-month terms unless either party gives notice of termination to the other prior to the anniversary of the Consulting Agreement.  The Company or Ms. Moretti may terminate the Consulting Agreement upon 60 days’ notice to the other party.  The Company will pay Ms. Moretti an hourly fee of $300 for each hour in which she performs the consulting services required under the Consulting Agreement.  It is expected that the total annual fee to be paid by the Company to Ms. Moretti under the Consulting Agreement will be approximately $144,000.

The Company also extended the period during which Ms. Moretti may exercise any options to purchase shares of the Company’s common stock that have vested but remain unexercised on the effective date of her resignation of her employment, which will be April 30, 2012, from three months following the effective date of her resignation to November 30, 2012.  The expiration date of the affected options was not modified; all affected options will continue to expire according to their original terms and all options, to the extent not vested on the effective date of her resignation, will be forfeited.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Change in Control Agreements

On March 23, 2012, the Company entered into change in control severance agreements (the “Change in Control Agreements”) with each of Kevin A. O’Leary, the Company’s Vice President, Chief Financial Officer and Treasurer, and A. Brent King, the Company’s Vice President, General Counsel and Secretary, each effective March 23, 2012.

If during the term of the Change in Control Agreements Mr. O’Leary or Mr. King, as applicable, is terminated without cause (as defined in the Change in Control Agreements) or resigns with good reason (as defined in the Change in Control Agreements), during the 90-day period before a change in control (as defined in the Change in Control Agreements), or before the second anniversary of a change in control (a “Covered Termination”), he will be entitled to a payment equal to two times his base salary plus two times his target bonus (as defined in the Change in Control Agreements).

The Change in Control Agreements include provisions regarding outstanding equity or equity-based awards in the event of a Covered Termination.  Specifically, unvested option awards that would vest solely on account of continued employment will be vested and will remain exercisable until the expiration date of the option, and unvested restricted stock awards and stock unit awards that would vest solely on account of continued employment will be vested.  However, outstanding options, restricted stock and stock units that would vest based on the attainment of performance objectives will remain outstanding and will vest or become exercisable only to the extent that the performance objectives are achieved.

In the event of a Covered Termination, Mr. O’Leary or Mr. King, as applicable, also will be entitled to reimbursement of premiums paid for continued health plan coverage under COBRA for up to 18 months of coverage.

In addition, under the terms of the Change in Control Agreements and in consideration of the Company’s promise to pay benefits in accordance with the terms of the Change in Control Agreements, Messrs. O’Leary and King covenant, for a two-year period, not solicit or attempt to solicit, directly or indirectly, the Company’s or an affiliate’s customers and not to render any services for a competitor that are substantially similar to those Mr. O’Leary or Mr. King, as applicable, provided to the Company or an affiliate.  Messrs. O’Leary and King also covenant, for a one-year period, not to offer employment to, hire, solicit, or cause to be solicited or recruited, directly or indirectly, any employee of the Company or any affiliate for the purpose of having such employee terminate his or her employment with the Company or any affiliate.

The Change in Control Agreements have an initial term that ends on January 30, 2015.  However, if a change in control occurs on or before January 30, 2015, the term of the Change in Control Agreements will end on the later of January 30, 2015 or the day before the second anniversary of the change in control.

The foregoing description of the Change in Control Agreements does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreements, copies of which are attached hereto as Exhibits 10.2 and 10.3 and are incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)        Exhibits.

10.1	Consulting Agreement, dated March 28, 2012, between the Company and MOMO Partners LLC and Monica Moretti

10.2	Change in Control Severance Agreement, effective March 23, 2012, between the Company and Kevin A. O’Leary

10.3	Change in Control Severance Agreement, effective March 23, 2012, between the Company and A. Brent King

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2012

TREDEGAR CORPORATION

	By:	/s/ A. Brent King
A. Brent King
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.             Description

10.1	Consulting Agreement, dated March 28, 2012, between the Company and MOMO Partners LLC and Monica Moretti

10.2	Change in Control Severance Agreement, effective March 23, 2012, between the Company and Kevin A. O’Leary

10.3	Change in Control Severance Agreement, effective March 23, 2012, between the Company and A. Brent King